Exhibit 99.1

CNET Networks Reports Third Quarter 2007 Financial Results

Company Posts Third Quarter Revenue of $99.5 Million

Monthly Unique Users Increase to 141 Million

SAN FRANCISCO—October 25, 2007—CNET Networks, Inc. (Nasdaq: CNET) today reported financial results for the quarter ended September 30, 2007.

“We are building a vibrant company and have made great progress during the quarter,” said Neil Ashe, chief executive officer of CNET Networks. “Strategically, financially, and operationally we are making the changes necessary to seize the long term opportunity and create value for all stakeholders.”

Third Quarter Financial and Operating Highlights

Revenues - Total revenues for the third quarter were $99.5 million, a 7 percent increase compared to revenues of $93.3 million for the same period of 2006. Excluding $2.3 million in revenue generated by businesses closed in late 2006, total revenue would have increased 9 percent in the third quarter of 2007.

Operating Income (Loss) - On a reported basis, operating loss totaled $16.5 million during the third quarter of 2007 compared to an operating loss of $2.8 million in the year-ago quarter. Third quarter 2007 reported operating loss reflects a $19.0 million non-cash goodwill impairment associated with our annual evaluation of the carrying value of goodwill and $406,000 in costs principally related to ongoing litigation concerning the Company’s concluded stock option investigation. Third quarter 2006 reported operating loss reflects $5.8 million in stock option investigation related costs and a $1.4 million non-cash goodwill impairment.

Operating income (loss) before depreciation, amortization, goodwill impairment and stock compensation expense was $17.3 million for the third quarter of 2007 compared to $12.7 million in the year ago quarter. Excluding costs associated with the Company’s stock option investigation and related matters of $406,000 during the third quarter of 2007 and $5.8 million in the year-ago quarter, operating income before depreciation, amortization, goodwill impairment and stock compensation expense was $17.7 million compared to $18.5 million during the third quarter of 2006.

On a reported basis, operating profit margin was a loss of 17 percent compared to an operating profit margin loss of 3 percent in the year ago quarter. Excluding costs associated with the Company’s stock option investigation and related matters, the profit margin of operating income before depreciation, amortization, goodwill impairments, and stock compensation expense was 18 percent compared to 20 percent in the year ago quarter.

Net Income (Loss) - Net loss for the third quarter of 2007 was $16.6 million, or a loss of $0.11 per diluted share. This compares with a net loss of $2.3 million, or a loss of $0.02 per diluted share during the third quarter of 2006. Net profit for the third quarter of 2007 was negatively impacted by a $19.0 million non-cash goodwill impairment charge and $406,000 in costs associated with the Company’s stock option investigation and related matters partially offset by $590,000 in gains on private investments. Excluding stock compensation expense, costs associated with the Company’s stock option investigation and related matters, goodwill impairments, and realized gains on investments, adjusted net income for the third quarter of 2007 was $6.9 million, or $0.04 on a diluted share basis, compared to $9.9 million, or $0.06 per diluted share, during the same period of 2006.

Cash Flow and Capital Expenditures - Net cash provided by operating activities for the third quarter of 2007 was $12.2 million, up from $9.2 million for the third quarter of 2006. Capital expenditures in the third quarter of 2007 were $4.1 million compared to $9.5 million in the third quarter of 2006. Excluding costs associated with the Company’s stock option investigation and related matters of $406,000 in the third quarter of 2007 and $5.8 million in the third quarter of 2006, free cash flow for the third quarter of 2007 was $8.5 million compared to $5.5 million in the year ago quarter. Free cash flow is defined as cash flow from operating activities less net capital expenditures.

User Metrics - In the third quarter of 2007, the Company completed the migration of its US data reporting platforms to its international properties. As such, the Company’s user metrics now include the full effect of its new and developing international properties in China and Europe. Given the timing of the implementation, prior quarter data and year over year comparisons are not available. Utilizing the migrated reporting platforms, CNET Networks’ global network of Internet properties reached an average of 141 million unique monthly users during the third quarter of 2007 (1). Average daily page views were more than 91 million during the third quarter (1). The Company estimates that this has resulted in an increase of approximately 15 million average daily page views.

A reconciliation of the non-GAAP measures used in this release to the most comparable GAAP measure and further information regarding the Company’s stock compensation expense, impairment charges and realized gains on investments are included in the accompanying “Operating Income (Loss) Reconciliation” and “Net Income (Loss) Reconciliation.”

Third Quarter Business Highlights

“We are creating a new CNET Networks. A bold media company that is entrepreneurial and aggressive and we will continue to make any and all changes necessary to realize our objectives,” said Ashe. “We have made significant progress including the sale of Webshots, the close of a new and considerably larger credit facility which provides additional flexibility, and have made key additions and changes to our executive and sales leadership teams.”

Management Team Additions: CNET Networks announced today that Stephen Colvin, former president and chief executive officer of Dennis Publishing, publisher of Maxim, Stuff and Blender magazines, is joining the company as executive vice president. Colvin will be dedicated to overseeing the company’s entertainment and lifestyle properties, which include leading brands such as GameSpot, TV.com, MP3.com, CHOW, and UrbanBaby. Colvin, who brings more than 20 years of media and brand experience to CNET Networks, has been recognized as Publishing Executive of the year by Advertising Age and AdWeek Magazines. During his time at Dennis Publishing, Colvin was responsible for the creation and launch of numerous publications, including Maxim magazine, which has grown to be the best selling men’s lifestyle magazine in the U.S. and the world.

Balance Sheet: On October 16, 2007, CNET Networks, Inc. announced it entered into a $250 million Credit Agreement. The Credit Agreement includes a revolving credit facility of up to $190 million and a term loan of up to $60 million. All borrowings under the credit facility will mature in October 2011. The Company entered into the Credit Agreement for general corporate purposes and to replace its previous one-year, $60 million credit agreement which was scheduled to expire in October 2007. This facility demonstrates the quality of the Company’s financial profile and secures additional financing partners to continue to grow the company.

Asset Disposition and New Growth Opportunities: CNET Networks today announced the sale of its Webshots business to American Greetings, one of the world’s largest manufacturers of social expression products, for approximately $45 million in cash. The transaction is structured as an asset sale and closed today. Webshots was purchased by CNET Networks in August 2004.

China continues to represents an important and growing market in which CNET Networks has proven an ability to add and grown new brands in new categories. In the third quarter, the company acquired OnlyLady (www.onlylady.com), a leading Shanghai-based site for women’s fashion. The site adds leading advertisers like L’Oreal, Estee Lauder, LVMH, Chanel, Unilever, Nike and Proctor & Gamble.

In the U.S., BNET (www.bnet.com) continues to be an important new brand for the company. Launched in March 2007, BNET offers practical insight and straightforward tools that address the challenges business managers face everyday. During the quarter, the site launched BNET Video, a first-of-its-kind broadband channel featuring original and syndicated web content. Since launch, video traffic has tripled. Original programming includes a daily interview show named “Dog and Pony” that highlights emerging and innovative business ideas, and “Business Book Briefs”, a segment in which prominent business authors explain the core ideas behind their books.

Brand Highlights: During the third quarter, CNET Networks continued to drive innovation and product developments across its brands. Examples include:

CNET (www.cnet.com) launched the beta version of CNET TV 2.0 in August 2007. The updated video destination puts even more control in the hands of the users. New features include a redesigned video player, a video library search tool and additional video lists including “most popular,” “new releases,” and “featured categories”. In addition, the new site offers more sponsorship opportunities for advertisers, including a Vendor Channel program currently featuring Panasonic and Microsoft content. Launched in July, the CNET Blog Network also saw continued success, complementing CNET’s editorial coverage by adding context and detail to existing coverage, as well as testing entirely new areas of coverage, such as Green Tech, Sports Tech and parenting.

TV.com (www.tv.com) featured extensive coverage of this year’s Emmy’s show via “The Emmy’s Lounge”. It included live coverage from the Red Carpet polls for fans to share their opinions - including a new fashion section, and an “Emmy’s Lounge Live!” segment that featured TV.com personalities discussing the nominees live with fans during the Emmy’s Pre-show. Giveaways based on Emmy’s Trivia, live Q&A with fans and complete post-show wrap-up coverage were also popular with the site’s passionate TV fans. More than half of the visitors returned to TV.com Emmy’s Lounge to view the status of polls, photos, and news updates, making it a successful driver of user engagement.

GameSpot (www.gamespot.com) continued to provide in-depth, expert coverage of the industry’s most significant video game launches with the creation of dedicated hub pages for games like Halo 3, Madden NFL 2008, Bioshock, and The Legend of Zelda: Phantom Hourglass. The launch centers provided a cleanly designed home for the site’s evolving coverage of these games – everything from pre-release news to the live video launch events to interactive feature stories. For advertisers such as Best Buy, the launch centers served as unique promotional opportunities.

Awards: Several of CNET Networks premier brands received industry recognition for excellence in editorial and design during the quarter. BNET, was honored with a Gold Folio Magazine Eddie Award as Best B-to-B Website and Gold Folio Magazine Ozzie Award for Best B-to-B Website Design. In addition, CNET News.com was named Best Tech News site in BusinessWeek’s Best of the Web special report.

Business Outlook

For the fourth quarter of 2007, excluding Webshots, management anticipates total revenues of $119 million to $125 million. This represents year-over-year growth of between 5 percent and 10 percent. Excluding businesses exited in late 2006, total revenue growth is expected to be between 8 percent and 13 percent for the quarter. Including approximately $6 million in non-cash stock compensation expense, management estimates operating income in the range of $18.1 million to $22.2 million for the fourth quarter. Management expects operating income before depreciation, amortization, and stock compensation expense of between $34.0 million and $38.0 million for the quarter. Including stock compensation expense of approximately $0.04 per diluted share and a tax benefit of approximately $1.16 per share related to the potential release of a portion of the Company’s deferred tax valuation allowance during the quarter, earnings per share is expected to be in the range of $1.27 to $1.30 in the fourth quarter.

For 2007, excluding Webshots, management expects total annual revenues to be in the range of $400 million to $406 million. This represents growth of between 8 percent and 10 percent. Excluding businesses exited in late 2006, total revenue growth is expected to be between 11 percent and 13 percent for the year. Including $20 million in stock compensation expense, management estimates an operating loss of between $300,000 and $3.7 million. Management expects operating income before depreciation, amortization and stock compensation expense to be between $76 million and $80 million. Including stock compensation expense of approximately $0.13 per diluted share and a tax benefit of approximately $1.16 per share related to the potential release of a portion of the Company’s deferred tax valuation allowance in the fourth quarter of 2007, earnings per share is expected to be in the range of $1.14 to $1.16 per share for the year.

Operating income and net income guidance for the fourth quarter and full-year 2007 does not consider ongoing costs associated with the Company’s concluded stock option investigation and related matters.

More detailed guidance, as well as a table that reconciles operating income before depreciation, amortization, and stock compensation guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its third quarter financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, October 25, 2007. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 20273737. The Company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are only effective as of the date of this press release and CNET Networks undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise. These forward-looking statements include the statements under the sections entitled “Business Outlook” which set forth our estimated financial performance for the fourth quarter and full year of 2007, including future revenue, expenses, operating income and earnings per share, and statements regarding our expected growth, progress, business changes, value creation, innovation, product development, access to funding and success of our services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,”

“estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet; dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For additional discussion regarding the risks related to CNET Networks’ business, see its Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET – www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, CHOW, UrbanBaby, ZDNet, BNET, and TechRepublic. Founded in 1992, CNET Networks has a strong presence in the US, Asia, and Europe.

(1) CNET Networks Internal Log Data, July 2007 to September 2007.

Investor Relations Contact:	Media Contact:

Cammeron McLaughlin	Sarah Cain
(415) 344-2844	(415) 344-2218
cammeron.mclaughlin@cnet.com	sarah.cain@cnet.com

CNET Networks, Inc.

Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$99,498	$93,295	$288,786	$269,322
Operating expenses:
Cost of revenues (1)	41,865	41,599	127,090	122,150
Sales and marketing (1)	27,334	23,290	80,665	70,942
General and administrative (1)	17,257	14,910	49,286	43,292
Stock option investigation and related matters	406	5,825	7,694	7,226
Depreciation	6,785	5,880	21,265	15,967
Amortization of intangible assets	3,305	3,203	9,734	8,652
Goodwill impairments	19,009	1,418	19,009	1,418

Total operating expenses	115,961	96,125	314,743	269,647

Operating income (loss)	(16,463)	(2,830)	(25,957)	(325)
Non-operating income (expense):
Realized gains on investments	590	58	2,190	558
Interest income	1,019	1,565	2,591	3,997
Interest expense	(1,231)	(696)	(3,904)	(2,014)
Other, net	862	(7)	940	50

Total non-operating income	1,240	920	1,817	2,591

Income (loss) from continuing operations before income taxes	(15,223)	(1,910)	(24,140)	2,266
Income tax expense	1,426	420	1,703	701

Income (loss) from continuing operations	(16,649)	(2,330)	(25,843)	1,565
Loss from discontinued operations	—	—	—	(37)

Net income (loss)	$(16,649)	$(2,330)	$(25,843)	$1,528

Basic net income (loss) per share	$(0.11)	$(0.02)	$(0.17)	$0.01

Diluted net income (loss) per share	$(0.11)	$(0.02)	$(0.17)	$0.01

Shares used in calculating basic net income (loss) per share	151,665	149,792	151,127	148,981

Shares used in calculating diluted net income (loss) per share	151,665	149,792	151,127	152,506

(1) Includes stock compensation expense, which was allocated as follows:
Cost of revenues	$962	$2,122	$3,936	$5,996
Sales and marketing	544	1,003	1,961	2,775
General and administrative	3,179	1,879	8,009	5,622

	$4,685	$5,004	$13,906	$14,393

Consolidated Balance Sheets

Unaudited

(in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$54,901	$31,327
Investments in marketable debt securities	15,976	30,372
Accounts receivable, net	79,136	89,265
Other current assets	11,051	10,512

Total current assets	161,064	161,476
Investments in marketable debt securities	509	13,915
Restricted cash	1,586	2,200
Property and equipment, net	71,754	72,625
Other assets	14,167	15,554
Intangible assets, net	37,592	34,978
Goodwill	132,525	133,059

Total assets	$419,197	$433,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,747	$10,055
Accrued liabilities	55,950	80,335
Revolving credit facility	60,000	60,000
Current portion of long-term debt	3,338	13,850

Total current liabilities	125,035	164,240
Non-current liabilities:
Long-term debt	2,808	4,498
Other liabilities	4,133	726

Total liabilities	131,976	169,464

Stockholders’ equity:
Common stock; 400,000 shares authorized; 151,812 issued at September 30, 2007 and 151,315 issued at December 31, 2006	15	15
Additional paid-in-capital	2,903,768	2,857,238
Accumulated other comprehensive loss	(9,427)	(11,357)
Treasury stock, at cost; 1,510 shares outstanding at September 30, 2007 and December 31, 2006	(30,453)	(30,453)
Accumulated deficit	(2,576,682)	(2,551,100)

Total stockholders’ equity	287,221	264,343

Total liabilities and stockholders’ equity	$419,197	$433,807

CNET Networks, Inc.

Statements of Cash Flows

Unaudited

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(25,843)	$1,528
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,999	24,618
Fair value remeasurement	(702)	—
Noncash stock compensation expense	13,906	14,393
Impairments	19,009	1,418
Other noncash items, net	(141)	(427)
Provision for doubtful accounts	1,624	1,831
Gain on sale of business, net	—	(778)
Gains on sales of privately held investments	(2,190)	(558)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	10,001	8,369
Other assets	(291)	1,221
Accounts payable	(4,719)	(1,128)
Accrued liabilities	(1,947)	2,809
Other long-term liabilities	1,011	(78)

Net cash provided by operating activities	40,717	53,218

Cash flows from investing activities:
Purchase of marketable debt securities	(9,359)	(44,546)
Proceeds from sales of marketable debt securities	38,735	39,450
Release of restricted funds	604	70
Investments in privately held companies	2,190	3,058
Cash paid for other intangible assets	(428)	—
Cash paid for acquisitions, net of cash acquired	(39,778)	(9,666)
Sale of leasehold improvements	2,349	—
Purchases of property and equipment	(22,106)	(26,891)

Net cash used in investing activities	(27,793)	(38,525)

Cash flows from financing activities:
Net proceeds from issuance of stock	10,489	7,280
Principal payments on borrowings	(51)	(47)

Net cash provided by financing activities	10,438	7,233

Net increase in cash and cash equivalents	23,362	21,926
Effect of exchange rate changes on cash and cash equivalents	212	865
Cash and cash equivalents at the beginning of the period	31,327	55,895

Cash and cash equivalents at the end of the period	$54,901	$78,686

CNET Networks, Inc.

Quarterly Statistical Highlights

Unaudited

	Q3-07	Q2-07	Q1-07	Q4-06	Q3-06
Total Quarterly Revenue ($mm)	$99.5	$97.2	$92.1	$118.0	$93.3
Revenue Distribution (%) (a)
Marketing Services	88%	88%	87%	89%	86%
Licensing, Fees and User	12%	12%	13%	11%	14%
Segment Revenue ($mm)
U.S. Media	$76.8	$73.7	$74.2	$93.5	$73.5
International Media	22.7	23.5	17.9	24.5	19.8
Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	95%	95%	96%	96%	96%
CNET Networks Top 100 US Advertisers’ % of Network Revenue	53%	52%	57%	57%	54%
Select Business Metrics (b)
Network Unique Users (mm)	141.1	137.4	143.7	135.8	124.5
Network Average Daily Page Views (mm)	91.0 (c)	74.9	81.2	84.8	86.3
Balance Sheet Highlights ($mm)
Cash	$54.9	$59.5	$45.3	$31.3	$78.7
Marketable Debt Securities	16.5	25.9	27.4	44.3	60.9

Total Cash and Investments	$71.4	$85.4	$72.7	$75.6	$139.6
Days Sales Outstanding (DSO)	72	67	74	69	73
Total Debt	$66.1	$75.7	$77.0	$78.3	$143.3

(a)	Marketing Services - represents sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications. Licensing, Fees and User - represents licensing our product database and online content, subscriptions to online services, subscriptions to our online services and print publications.

(b)	In the third quarter of 2007, the Company completed the migration of its US data reporting platforms to its international properties. The Company’s user metrics now include the full effect of its new and developing international properties in China and Europe.

(c)	Includes approximately 15 million average daily page views resulting from the Company’s migration of its US data reporting platforms to its international properties. Excluding the effect of this migration, average daily page views would have been approximately 76 million during the third quarter 2007.

CNET Networks, Inc.

Business Outlook

$ in millions, except per share	Q3-07 Actual	Q4-07 estimate Low - High	FY 2007 estimate Low - High
Total Revenues	$99.5	$119.0 -$125.0	$400.0 -$406.0
Operating income before depreciation, amortization, impairment, stock option investigation and related matters and stock compensation expense	$17.7	$34.0 - $38.0	$76.0 - $80.0
Depreciation expense	$6.8	$7.2	$28.3
Amortization expense	$3.3	$2.7	$12.4
Goodwill impairment	$19.0	—	$19.0
Stock compensation expense	$4.7	$6.0	$20.0
Stock option investigation and related matters	$0.4	—	—
Operating income (loss)	($16.5)	$18.1 - $22.2	($0.3) -($3.7)
Interest income (expense), net	($0.2)	($0.7)	($2.0)
Other income (expense) , net	$0.9	—	$3.0
Tax (expense) benefit	($1.4)	$177.5	175.8
GAAP EPS (including stock compensation expense)	($0.11)	$1.27 - $1.30	$1.14 - $1.16

Note: Fourth quarter and full year 2007 guidance does not include (a) the financial results of Webshots for the period prior to its sale on October 25, 2007, or (b) any gain or loss resulting from the sale. Commencing in the fourth quarter of 2007, the Company will report the financial results for this business for all future and historic periods separately as a “discontinued operations”.

Note: Operating income guidance for the fourth quarter and full year 2007 does not consider ongoing fees related to the stock option investigation and related matters.

Note: Earnings per share guidance for the full year 2007 reflects the non-cash financial statement impact of the likely release of a portion of the deferred tax asset related valuation allowance in the fourth quarter of 2007.

CNET Networks, Inc.

Business Segments

CNET Networks’ primary areas of measurement and decision-making include two principal business segments, U.S. Media and International Media. U.S. Media consists of an online media network focused on topics that people are highly interested in such as technology, entertainment, community and business. International Media includes media properties under several of the same brands as our sites in the United States with additional brands represented in markets such as China, France, Germany and the United Kingdom and several print publications in China. Management believes that segment operating income (loss) before depreciation, amortization, stock option investigation and related matters and stock compensation expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization, stock option investigation and related matters and stock compensation expense should not be considered a substitute for operating income, cash flows or other measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles.

(Unaudited)

(in thousands)

	U.S. Media	International Media	Other (1)	Total
Three Months Ended
September 30, 2007
Revenues	$76,778	$22,720	$—	$99,498
Operating expenses	59,557	22,214	34,190	115,961

Operating income (loss)	$17,221	$506	$(34,190)	$(16,463)

Three Months Ended
September 30, 2006
Revenues	$73,480	$19,815	$—	$93,295
Operating expenses	56,369	18,446	21,310	96,125

Operating income (loss)	$17,111	$1,369	$(21,310)	$(2,830)

	U.S. Media	International Media	Other (1)	Total
Nine Months Ended
September 30, 2007
Revenues	$224,692	$64,094	$—	$288,786
Operating expenses	178,990	64,145	71,608	314,743

Operating income (loss)	$45,702	$(51)	$(71,608)	$(25,957)

Nine Months Ended
September 30, 2006
Revenues	$214,040	$55,282	$—	$269,322
Operating expenses	168,223	53,787	47,637	269,647

Operating income (loss)	$45,817	$1,495	$(47,637)	$(325)

(1)	For the three months ended September 30, 2007, “Other” includes depreciation and amortization expenses of $10.1 million, asset impairment expense of $19.0 million, stock compensation expense of $4.7 million, and stock option investigation and related matters of $0.4 million, respectively. For the three months ended September 30, 2006, “Other” includes $9.1 million of depreciation and amortization, $1.4 million of asset impairment expenses, $5.0 million of stock compensation expense, and $5.8 million of stock option investigation and related matters, respectively. For the nine months ended September 30, 2007, “Other” includes depreciation and amortization expenses of $31.0 million, asset impairment expense of $19.0 million, stock compensation expense of $13.9 million, and stock option investigation and related matters of $7.7 million, respectively. For the nine months ended September 30, 2006, “Other” includes depreciation and amortization of $24.6 million, asset impairment expenses of $1.4 million, stock compensation expense of $14.4 million, and stock option investigation and related matters of $7.2 million, respectively.

CNET Networks, Inc.

Operating Income (Loss) Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating income (loss)	$(16,463)	$(2,830)	$(25,957)	$(325)
Stock compensation expense	4,685	5,004	13,906	14,393
Depreciation	6,785	5,880	21,265	15,967
Amortization of intangible assets	3,305	3,203	9,734	8,652
Goodwill impairments	19,009	1,418	19,009	1,418

Operating income before depreciation, amortization, goodwill impairments and stock compensation expense	17,321	12,675	37,957	40,105
Stock option investigation and related matters	406	5,825	7,694	7,226

Operating income before depreciation, amortization, goodwill impairments, stock compensation expense, stock option investigation and related matters	$17,727	$18,500	$45,651	$47,331

We believe that “operating income before depreciation, amortization, goodwill impairments and stock compensation expense” and “operating income before depreciation, amortization, stock compensation expense, stock option investigation and related matters and goodwill impairments” are useful to management and investors as a supplement to our GAAP (generally accepted accounting principles in the United States) financial measures for evaluating the ability of the business to generate cash from operations. Depreciation, amortization and goodwill impairments are non-cash items, which include amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Excluding non-cash stock compensation expense allows management to make financial and operating decisions and evaluate the business based on recurring operating results. Stock option investigation and related matters are expenses settled in cash but are not reflective of the ability of our business to generate cash.

Management refers to “operating income before depreciation, amortization, goodwill impairments and stock compensation expense” and “operating income before depreciation, amortization, goodwill impairments, stock compensation expense and stock option investigation and related matters” in making operating decisions and for planning and compensation purposes. A limitation associated with these measures is that they do not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue and the cash expenditures associated with our stock option investigation and related matters. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements. These measures also do not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Nor do these measures reflect changes in, or cash requirements for, our working capital needs. Management compensates for these limitations by relying primarily on our GAAP financial measures, such as capital expenditures and operating income (loss), and using “operating income before depreciation, amortization, goodwill impairment and stock compensation expense” and “operating income before depreciation, amortization, goodwill impairments, stock compensation expense and compensation expense and stock option investigation and related matters” only on a supplemental basis. “Operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” should be considered in addition to, and not as a substitute for, other measures of financial performance or liquidity prepared in accordance with GAAP.

CNET Networks, Inc.

Net Income (Loss) Reconciliation

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(16,649)	$(2,330)	$(25,843)	$1,528

Stock compensation expense	4,685	5,004	13,906	14,393
Stock option investigation and related matters	406	5,825	7,694	7,226
Realized gains on investments	(590)	(58)	(2,190)	(558)
Goodwill impairments	19,009	1,418	19,009	1,418
Fair value remeasurement (1)	—	—	(702)	—
Loss from discontinued operations	—	—	—	(37)

Effect on earnings from stock compensation, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	23,510	12,189	37,717	22,442

Net income excluding stock compensation, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	$6,861	$9,859	$11,874	$23,970

Diluted net income (loss) per share	$(0.11)	$(0.02)	$(0.17)	$0.01

Shares used in calculating diluted net income (loss) per share	151,665	149,792	151,127	152,506

Diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	$0.04	$0.06	$0.08	$0.16

Shares used in calculating diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gains on investments, fair value remeasurement and discontinued operations	152,750	152,411	152,625	152,506

(1)	In the nine months ended September 30, 2007, the Company recognized a gain from the remeasurement of a liability related to our stock option extensions to former employees.

Adjusted net income is defined as net income excluding stock compensation expense, costs associated with the Company’s stock option investigation and related matters, impairments and realized gains on investments. Management believes that adjusted net income and adjusted net income per share are useful to investors as supplements to GAAP net income and net income per share in evaluating the performance of our core businesses. Stock compensation expense and goodwill impairments are non-cash items which are not necessarily reflections of the Company’s core performance. The costs associated with the Company’s stock option investigation and related matters are not reflective of our core business, as are gains on investments. In addition, management uses adjusted net income and adjusted net income per share in making operating decisions and for planning and compensation purposes. A limitation of adjusted net income is that it does not exclude all non-cash items which have an impact on GAAP net income, such as depreciation and amortization, and adjusted net income excludes items, such as the litigation costs related to our stock option investigation, which have a cash impact on the Company. Management compensates for these limitations by primarily relying on the Company’s GAAP financial measures, including net income, and using adjusted net income only on a supplemental basis. Adjusted net income and adjusted net income per share should be considered in addition to, and not as a substitute for, other measures of financial performance or liquidity prepared in accordance with GAAP.

CNET Networks, Inc.

Cash Flows from Operating Activities Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cash flows from operating activities	$12,194	$9,168	$40,717	$53,218
Capital expenditures (1)	(4,051)	(9,460)	(19,757)	(26,891)

Free cash flow	8,143	(292)	20,960	26,327
Stock option investigation and related matters	406	5,825	7,694	7,226

Free cash flow excluding stock option investigation and related matters	$8,549	$5,533	$28,654	$33,553

(1)	Capital expenditures for the nine months ended September 30, 2007 are net of $2,349 in cash proceeds under a sale-leaseback transaction related to certain leasehold improvements made during the first quarter of 2007.

Free Cash Flow is defined as net cash provided by operating activities less net capital expenditures. The Company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. Similarly, the Company believes that free cash flow excluding stock option investigation and related matters provides useful information because such expenses, while settled in cash, are not reflective of the ability of our business to generate cash. A limitation of free cash flow is that is does not represent the total increase or decrease in the cash balance for the period. A limitation of free cash flow excluding stock option investigation and related matters is that it excludes costs that are paid in cash. Management compensates for these limitations by primarily relying on our GAAP financial measures, such as cash flows from operating activities and uses of free cash flow and free free cash flow excluding stock option investigation and related matters only on a supplemental basis. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance or liquidity prepared in accordance with US GAAP.

CNET Networks, Inc.

Revenues Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year
	2007	2006	2007	2006	2006
Revenues, as reported	$99,498	$93,295	$288,786	$269,322	$387,376

Exited businesses	—	(2,313)	(109)	(8,187)	(11,379)
Webshots	(2,578)	(3,785)	(7,823)	(12,097)	(16,793)

Total Webshots and exited businesses	(2,578)	(6,098)	(7,932)	(20,284)	(28,172)

Revenues, as adjusted	$96,920	$87,197	$280,854	$249,038	$359,204

CNET Networks, Inc.

Operating Expense Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating expense	$115,961	$96,125	$314,743	$269,647
Stock compensation expense	4,685	5,004	13,906	14,393
Depreciation	6,785	5,880	21,265	15,967
Amortization of intangible assets	3,305	3,203	9,734	8,652
Goodwill impairments	19,009	1,418	19,009	1,418

Cash operating expenses	82,177	80,620	250,829	229,217
Stock option investigation and related matters	406	5,825	7,694	7,226

Cash operating expenses before stock option investigation and related matters	$81,771	$74,795	$243,135	$221,991

Management believes that cash operating expenses and cash operating expenses before stock option investigation and related matters are useful to investors as supplements to GAAP operating expense in evaluating the performance of our core businesses. Depreciation, amortization, stock compensation expense and goodwill impairments are non-cash items, which include amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Excluding these non-cash items allows management to make financial and operating decisions and evaluate the business based on recurring operating results. The costs associated with the Company’s stock option investigation and related matters, while paid in cash, are not reflective of our core business. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements. These measures also do not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Management compensates for these limitations by primarily relying on the Company’s GAAP financial measures, including operating expense, and using cash operating expenses and cash operating expenses before stock option investigation and related matters only on a supplemental basis. Cash operating expenses and cash operating expenses before stock option investigation and related matters should be considered in addition to, and not as substitutes for, other measures of financial performance or liquidity prepared in accordance with GAAP.